Contact:	Terry L. Cochran, President and CEO 541/298-6633 or tcochran@columbiabancorp.com Staci L. Coburn, EVP and CFO 541/298-3169 or scoburn@columbiariverbank.com mailto:

COLUMBIA RIVER BANK TO RELOCATE OPERATIONS CENTER TO THE DALLES

Bank plans to increase staff in the Columbia River Gorge, while reducing costs by relocating

The Dalles, Oregon, March 16, 2009 – Columbia River Bank, a subsidiary of Columbia Bancorp (Nasdaq: CBBO), today announced that several administrative departments of the Bank will relocate from downtown Vancouver, Washington to The Dalles, Oregon by mid-year.  Approximately 30 operational support positions will move to the Bank’s administrative head office in the Columbia River Gorge, while some IT and human resources personnel will remain in Vancouver.

“The recent economic downturn has caused a major change in our focus, as it has for many financial institutions across the nation,” says Columbia River Bank’s President Terry Cochran.  “We will now return part of our staff back to the Columbia River Gorge and focus on our superior deposit products and services in the many communities we serve.  As a result of this relocation, I am confident we will emerge from this economic cycle a much stronger bank.”

Once the relocation is complete, Columbia River Bank will employ 335 individuals, a 27% reduction from a high point in August of 2008.  Employment specifically in the Columbia River Gorge will increase to approximately 150—an increase of over 25%.

The relocation and cost saving measures will add additional responsibilities to many Columbia River Bank executives, including:
•	Chief Financial Officer, Staci Coburn, who is currently located in The Dalles, will add Retail Operations to her responsibilities.
•	Chief Banking Officer, Shane Correa, will relocate to The Dalles, adding Loan Operations to his responsibilities.
•	Executive Vice President, Craig Ortega, will relocate his office to Hood River, adding Hood River Branch Manager to his responsibilities.
o	Ortega originally opened the branch in Hood River in 1993—the first branch of Columbia River Bank outside of The Dalles.
•	Vice President, Michael Anderson, will now manage the White Salmon branch.
•	Assistant Vice President, Anthony Pereira, will relocate back to his hometown as a Commercial Loan Officer at The Dalles branch.

“We are hopeful that many of our Vancouver team members can relocate to the Columbia River Gorge,” adds Cochran.  “We do, however, understand that some personnel may not be able to move.  In those cases, we will hire for those positions in The Dalles—both from within and outside the Bank.”

All told, the decision to relocate, restructure executive responsibilities, and reduce staff will save Columbia River Bank approximately $840,000.  When added to other reductions in staff and attrition since the beginning of the 4th quarter 2008, the Bank expects to save approximately $3.1 million annually in salaries.

Cochran continues, “As part of this refocus, we will continue to look for cost saving opportunities and expect to manage the balance sheet in order to shrink the overall size of the Bank.  These initiatives, along with many others, will help restore capital ratios and enable the Bank to improve its profitability outlook.  We plan to continue the positive growth in retail deposits that we have experienced over the past several months.  This continued growth is what provides us with the liquidity position necessary to help our ability to loan in the communities we serve.”

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 21 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington.  To supplement its community banking services, Columbia River Bank also provides brokerage services through CRB Financial Services Team.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements about Columbia Bancorp’s plans and anticipated results of operations and financial condition. These statements relate primarily, but are not limited, to statements about management’s present plans and intentions to address the obligations we have assumed by entering into the case-and-desist order, and our expectations of success in those endeavors. Additional forward-looking statements include plans and expectations about our strategy, growth, and deployment of resources, and expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans and expectations, they are subject to various risks and uncertainties that could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to increase our regulatory capital to required levels and to maintain those levels during the pendency of the regulatory order; our eligibility to participate, and decisions about whether we will participate, in current and future capital assistance and troubled-asset relief programs; our ability to estimate accurately the potential for losses inherent in our loan portfolio; our sensitivity to local and regional economic and other factors that affect the collectability of our loans and the value of collateral underlying our secured loans; our ability to satisfy the terms and conditions of the regulatory order and to satisfy applicable banking laws and regulations; our ability to maintain a satisfactory and economically viable net interest margin during times of rapidly and significantly fluctuating interest rates; and our ability to attract and retain qualified, effective management. Some of the other, risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this report is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward looking statements or the factors that may cause us to deviate from them, except as required by law.

###